Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

October 2012 Performance Update

The Frontier Fund Supplement Dated October 31, 2012 to Prospectus Dated April 30, 2012 and the Supplement dated

August 17, 2012.

The Frontier Fund Class 2 New

T H E   F R O N T I E R   F U N D ’ S   G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

October performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 2 New	October 31, 2012 MTD	October 31, 2012 YTD	NAV / Unit
Frontier Diversified Series-2	-5.16%	-5.44%	$98.30
Frontier Long/Short Commodity Series-2a	-5.72%	-3.20%	$123.16
Frontier Masters Series-2	-4.89%	0.86%	$105.73

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

* The above table sets forth the actual performance for the Class and Series as of October 31, 2012. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(512,332.56)
Unrealized trading gain (loss)	(2,207,393.64)
Less: Commissions	(77,186.09)
Less: Trading Fee paid to Managing Owner	(116,718.89)
Interest income	93,587.27

Total Income	(2,820,043.91)
EXPENSES
Broker service fees	12,309.80
Incentive fees	15,349.87
Management fees	72,335.50

Total Expenses	99,995.17

Net Income (Loss)	$(2,920,039.08)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	541,670.88340	$56,147,260.81	$103.66
Current month additions	6,835.22316	706,574.04
Current month redemptions	(4,530.55543)	(459,002.32)
Net income (loss) for current month		(2,920,039.08)	(5.36)

Net asset value, end of current month	543,975.55118	$53,474,793.45	$98.30

	Monthly rate of return		-5.16%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                         /s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - DIVERSIFIED SERIES - 2

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 2a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(39,825.90)
Unrealized trading gain (loss)	(606,776.69)
Less: Commissions	(11,715.24)
Less: Trading Fee paid to Managing Owner	(25,524.36)
Interest income	23,116.82

Total Income	(660,725.37)
EXPENSES
Broker service fees	2,691.69
Incentive fees	0.00
Management fees	41,379.30

Total Expenses	44,070.99

Net Income (Loss)	$(704,796.36)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	94,883.18606	$12,395,082.74	$130.64
Current month additions	1,480.70332	184,500.00
Current month redemptions	(1,692.65030)	(215,331.14)
Net income (loss) for current month		(704,796.36)	(7.48)

Net asset value, end of current month	94,671.23901	$11,659,455.24	$123.16

	Monthly rate of return		-5.72%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                         /s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - LONG/SHORT COMMODITY SERIES - 2a

THE FRONTIER FUND MASTERS SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(539,688.12)
Unrealized trading gain (loss)	(291,956.39)
Less: Commissions	(13,537.09)
Less: Trading Fee paid to Managing Owner	(38,114.58)
Interest income	30,700.78

Total Income	(852,595.40)
EXPENSES
Broker service fees	4,019.60
Incentive fees	0.00
Management fees	40,233.41

Total Expenses	44,253.01

Net Income (Loss)	$(896,848.41)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	165,131.56314	$18,357,544.54	$111.17
Current month additions	3,460.93123	372,230.87
Current month redemptions	(2,471.66716)	(268,537.84)
Net income (loss) for current month		(896,848.41)	(5.44)

Net asset value, end of current month	166,120.82727	$17,564,389.16	$105.73

	Monthly rate of return		-4.89%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                         /s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - MASTERS SERIES - 2

THE FRONTIER FUND FRONTIER DIVERSIFIED SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(1,097,379.25)
Unrealized trading gain (loss)	(4,706,840.41)
Less: Commissions	(164,536.48)
Less: Trading Fee paid to Managing Owner	(248,927.25)
Interest income	199,566.46

Total Income	(6,018,116.93)
EXPENSES
Trading fees	0.00
Broker service fees	123,857.05
Incentive fees	32,623.38
Management fees	154,263.29

Total Expenses	310,743.72

Net Income (Loss)	$(6,328,860.65)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	1,201,332.01171	$120,672,364.26	$100.45
Current month additions	9,460.95057	959,265.74
Current month redemptions	(22,969.54906)	(2,195,561.18)
Net income (loss) for current month		(6,328,860.64)	(5.23)

Net asset value, end of current month	1,187,823.41343	$113,107,208.18	$95.22

	Monthly rate of return		-5.20%

* Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                         /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - FRONTIER DIVERSIFIED SERIES

THE FRONTIER FUND FRONTIER LONG/SHORT COMMODITY SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(216,023.64)
Unrealized trading gain (loss)	(3,301,302.00)
Less: Commissions	(63,743.10)
Less: Trading Fee paid to Managing Owner	(91,558.39)
Interest income	125,681.13

Total Income	(3,546,946.00)
EXPENSES
Trading fees	0.00
Broker service fees	39,966.64
Incentive fees	(99.42)
Management fees	309,324.33

Total Expenses	349,191.55

Net Income (Loss)	$(3,896,137.55)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	470,212.66954	$67,242,359.50	$143.00
Current month additions	7,494.19384	902,417.30
Current month redemptions	(8,306.11347)	(1,139,408.26)
Net income (loss) for current month		(3,896,137.54)	(8.55)

Net asset value, end of current month	469,400.74978	$63,109,231.00	$134.45

	Monthly rate of return		-5.98%

* Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                         /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - FRONTIER LONG/SHORT COMMODITY SERIES

THE FRONTIER FUND FRONTIER MASTERS SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(1,703,113.39)
Unrealized trading gain (loss)	(921,040.61)
Less: Commissions	(42,723.71)
Less: Trading Fee paid to Managing Owner	(120,306.33)
Interest income	96,915.28

Total Income	(2,690,268.76)
EXPENSES
Trading fees	0.00
Broker service fees	73,363.84
Incentive fees	0.00
Management fees	126,994.54

Total Expenses	200,358.38

Net Income (Loss)	$(2,890,627.14)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	541,607.07465	$57,858,137.80	$106.83
Current month additions	8,898.39221	919,850.10
Current month redemptions	(3,450.56427)	(369,113.73)
Net income (loss) for current month		(2,890,627.13)	(5.34)

Net asset value, end of current month	547,054.90284	$55,518,247.04	$101.49

	Monthly rate of return		-5.00%

* Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                         /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - FRONTIER MASTERS SERIES